Exhibit 99.1

Consent of Director Nominee

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, to my being named in the Registration Statement on Form S-1 of Minerva Neurosciences, Inc. (the “Company”) as a person who will become a director of the Company in connection with the initial public offering of the Company’s common stock contemplated in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Jan van Heek
Name: Jan van Heek
Date: April 9, 2014